SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 3, 2004

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 12. Results of Operations and Financial Condition

The information included in this Current Report on Form 8-K, including the press release attached hereto, is being furnished, not filed, pursuant to Item 12 of Form 8-K.

On August 3, 2004, PG&E Corporation issued the press release attached hereto announcing its financial results and the financial results of its subsidiary, Pacific Gas and Electric Company, for the quarter ended June 30, 2004.

PG&E Corporation presents results and guidance on an “earnings from operations” basis in order to provide investors with a measure that reflects the underlying financial performance of the business and offers investors a basis on which to compare performance from one period to another, exclusive of items that, in management’s judgment, are not reflective of the normal course of operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
By: CHRISTOPHER P. JOHNS

Christopher P. Johns Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY
By: DINYAR B. MISTRY

Dinyar B. Mistry Vice President and Controller
Dated: August 3, 2004

FOR IMMEDIATE RELEASE	August 3, 2004

CONTACT: PG&E Corporation

PG&E CORP. REPORTs SECOND QUARTER 2004 FINANCIAL RESULTS

Company Forecasts 2005 Earnings from Operations to Be $2.10 to $2.20 per Share

  PG&E Corporation earned $0.88 per share in consolidated net income in the second quarter of 2004, compared with $0.55 per share in the same quarter of 2003. (All “per share” amounts in this release are presented on a diluted basis.)

  Consolidated earnings from operations for PG&E Corporation and Pacific Gas and Electric Company for the quarter were $0.70 per share, compared with $0.31 per share in the same quarter of 2003.

  Pacific Gas and Electric Company’s second quarter earnings from operations were $0.72 per share, compared with $0.32 per share for the same quarter of 2003.

          (San Francisco) -- PG&E Corporation (NYSE: PCG) reported $372 million, or $0.88 per share, in consolidated net income in the second quarter of 2004, compared with $227 million, or $0.55 per share, in the second quarter of 2003.  Quarter-over-quarter consolidated net income rose primarily because the 2003 and 2004 financial effects of Pacific Gas and Electric Company’s 2003 General Rate Case (GRC) were booked cumulatively in the second quarter, after the California Public Utilities Commission (CPUC) reached a final decision in the case on May 27, 2004.
          On an earnings-from-operations basis, PG&E Corporation and Pacific Gas and Electric Company earned $298 million, or $0.70 per share in the second quarter, compared with $127 million, or $0.31 per share in the second quarter last year.
           “Pacific Gas and Electric Company delivered solid earnings from operations and reached important regulatory and legislative milestones last quarter,” said Robert D. Glynn, Jr., PG&E Corporation Chairman, CEO and President.  “The results reaffirm our positive outlook for the full year 2004 and 2005, which includes meeting our $2.00 to $2.10 per share target range for 2004 earnings from operations, and a target of $2.10 to $2.20 for 2005,” said Glynn.
          In addition to earnings growth, the Corporation’s outlook includes substantial cash flows in 2005 through 2008, providing a basis for common stock dividends and share repurchases, as well as the potential to make additional investments in its core utility business.
          A significant portion of the projected cash flows would be accelerated if, as approved last quarter by the state legislature, Pacific Gas and Electric Company issues Energy Recovery Bonds to refinance a $2.21 billion after-tax regulatory asset.  The bonds would save customers approximately $1 billion over the next nine years.  The utility is targeting January 2005 to issue the first series of bonds.
           “Our previous projected cash flows provide a clear basis for the Corporation’s aspiration to pay a dividend in the second half of 2005,” said Glynn.  “With the refinancing of the utility’s regulatory asset, we would aspire to pay a dividend in the first half of 2005.”
          PG&E Corporation’s second quarter earnings from operations exclude certain non-operating income and expenses.  These items are included in the line “Items Impacting Comparability” on the attached financial tables, which reconcile earnings from operations with consolidated net income as reported in accordance with generally accepted accounting principles (GAAP). Also excluded from earnings from operations are the prior-year results from National Energy & Gas Transmission, Inc. (NEGT).
          For the second quarter, items impacting comparability at the Corporation and Pacific Gas and Electric Company primarily included a net $90 million, or $0.21 per share, for the recognition of certain net regulatory assets; and $30 million, or $0.07 per share, of gas distribution revenue increases authorized retroactively for 2003. Additional items impacting comparability included incremental interest costs of $20 million, or $0.04 per share; Chapter 11 costs of $6 million, or $0.02 per share, generally consisting of external legal fees, financial advisory fees and other related costs; and $20 million, or $0.04 per share, reflecting the estimated change in the market value of dividend participation rights associated with the Corporation’s convertible notes.
          As disclosed in the Corporation’s quarterly report on Form 10-Q for the quarter, accounting for stock options as an expense in the quarter would have reduced earnings by $0.01 per share.

PACIFIC GAS AND ELECTRIC COMPANY

          Pacific Gas and Electric Company contributed $307 million, or $0.72 per share, to earnings from operations in the second quarter, compared with $130 million, or $0.32 per share, in the second quarter of last year.
          With the approval of the 2003 GRC in May, the utility received final authorization from the CPUC for gas and electric base revenue increases and certain minimum future revenue adjustments through 2006 to cover the cost of new investment in energy infrastructure and inflation.  The quarter-over-quarter difference in utility earnings from operations primarily reflects the year-to-date effects of GRC- and attrition-related revenue increases, totaling $0.30 per share, all of which is reflected in second quarter 2004 results.
          Additionally, second quarter 2004 earnings from operations include approximately $0.07 per share of equity return on the regulatory asset established under the settlement agreement resolving Pacific Gas and Electric Company’s Chapter 11 case.  The remaining difference was primarily due to higher electric and gas transmission revenues offset by the costs associated with rate base growth and inflation.

EARNINGS GUIDANCE

          PG&E Corporation is estimating that 2005 earnings from operations for the holding company and Pacific Gas and Electric Company will be in the range of $2.10 to $2.20 per share.  Among the assumptions underlying the 2005 estimates are the utility earning its authorized return on equity of 11.22 percent; the issuance of the first series of Energy Recovery Bonds by January 2005; and the utility’s achievement of the CPUC-authorized capital structure.
          Reaffirming its previously issued earnings guidance, the Corporation expects 2004 earnings from operations for PG&E Corporation and Pacific Gas and Electric Company to be in the range of $2.00-$2.10 per share.
          Guidance estimates reflect forecasted results for PG&E Corporation and Pacific Gas and Electric Company; guidance does not include NEGT, since the Corporation will retain no ownership interest once NEGT’s Chapter 11 case is completed.
          PG&E Corporation bases guidance on “earnings from operations” in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of items that management believes do not reflect the normal course of operations. Earnings from operations are not a substitute or alternative for consolidated net income presented in accordance with GAAP.
          The attachment to this news release reconciles 2004 and 2005 estimated earnings per share from operations with estimated consolidated net income per share in accordance with GAAP.

###

A conference call with the financial community will be held today at 9:00 a.m. Eastern Standard Time to discuss PG&E Corporation’s results for the second quarter of 2004.  The call will be open to the public on a listen-only basis via webcast.  Please visit our website at www.pgecorp.com for more information and instructions for accessing the conference call webcast.  The call will be archived at www.pgecorp.com.  Alternatively, a toll-free replay of the conference call may be accessed shortly after the live call through 9:00 p.m. EDT, August 10, 2004, by dialing (877) 470-0867.  International callers may dial (402)-220-0642.

This press release and the attachment contain forward-looking statements regarding estimated earnings for 2004 and 2005 and management’s outlook for substantial cash flows in 2005 through 2008.   These statements are based on current expectations and assumptions which management believes are reasonable and on information currently available to management but are necessarily subject to various risks and uncertainties. Actual results could differ materially from those contemplated by the forward-looking statements. Some of the factors that could cause future results to differ materially include:

  The timing and resolution of the petitions for review that were filed in the California Court of Appeal seeking review of the CPUC's December 18, 2003 decision approving the Settlement Agreement and the CPUC's March 16, 2004 denial of applications for rehearing of the December 18, 2003 decision;
  The timing and resolution of the pending appeals of the bankruptcy court's order confirming the Utility’s Plan of Reorganization,
  Whether the conditions to securitizing the $2.21 billion after-tax regulatory asset established under the Settlement Agreement are met, and if so, the timing and amount of the securitization,
  Whether the CPUC approves the Utility's long-term electricity resource plan and adopts the Utility's related ratemaking proposals, whether the assumptions and forecasts underlying the long-term resource plan prove to be accurate, and the terms and conditions of the long-term resource commitments the Utility enters into in connection with its long-term resource plan;
  Unanticipated changes in operating expenses or capital expenditures affecting the Utility’s ability to earn its authorized rate of return;
  The level and volatility of wholesale electricity and natural gas prices and supplies, the Utility's ability to manage and respond to the levels and volatility successfully, and the extent to which the Utility is able to timely recover increased costs related to such volatility;
  The extent to which the Utility's residual net open position (i.e., that portion of the Utility's electricity customers' demand not satisfied by electricity that the Utility generates or has under contract, or by electricity provided under the California Department of Water Resources electricity contracts allocated to the Utility's customers) increases or decreases;
  The operation of the Utility's Diablo Canyon nuclear power plant which exposes the Utility to potentially significant environmental and capital expenditure outlays and, to the extent the Utility is unable to increase its spent fuel storage capacity by 2007 or find an alternative depository, the risk that the Utility may be required to close the Diablo Canyon power plant and purchase electricity from more expensive sources;
  The impact of current and future ratemaking actions of the CPUC, including the risk of material differences between forecasted costs used to determine rates and actual costs incurred;
  The extent to which the CPUC or the FERC delays or denies recovery of the Utility's costs from customers due to a regulatory determination that such costs were not reasonable or prudent or for other reasonsresulting in write-offs of regulatory balancing accounts;
  How the CPUC administers the capital structure, stand-alone dividend and first priority conditions of the CPUC's decisions permitting the establishment of holding companies for California investor-owned electric utilities;
  The impact of future legislative or regulatory actions or policies;
  Increased competition;
  The outcome of pending litigation, and
  Other factors discussed in PG&E Corporation's and Pacific Gas and Electric Company's SEC reports.

###

PG&E CORPORATION

CONDENSED STATEMENT OF CONSOLIDATED INCOME
(Unaudited)

	Three months ended June 30,		Six months ended June 30,

(in millions, except per share amounts)	2004	2003	2004	2003

Operating Revenues
Electric	$2,063	$2,058	$3,851	$3,412
Natural gas	686	656	1,617	1,484

Total Operating Revenues	2,749	2,714	5,468	4,896

Operating Expenses
Cost of electricity	685	562	1,254	1,152
Cost of natural gas	278	306	857	777
Operating expenses including depreciation	1,110	1,009	(2,673)	2,033
Reorganization items	4	65	6	100

Total Operating Expenses	2,077	1,942	(556)	4,062

Operating Income	672	772	6,024	834
Interest and other expense, net	(165)	(232)	(408)	(467)

Income Before Income Taxes	507	540	5,616	367
Income tax provision	135	212	2,211	122

Income from Continuing Operations	372	328	3,405	245

Discontinued Operations of NEGT (a)

	-	(101)	-	(366)

Net Income (Loss) Before Cumulative Effect of Changes in Accounting Principles	372	227	3,405	(121)
Cumulative effect of changes in accounting principles	-	-	-	(6)

Net Income (Loss)	$372	$227	$3,405	$(127)

Weighted Average Common Shares Outstanding and Participating Securities, Diluted	425	410	424	408
Earnings (Loss) Per Common Share, Basic (b)	$0.89	$0.56	$8.22	$(0.32)
Earnings (Loss) Per Common Share, Diluted (b)	$0.88	$0.55	$8.03	$(0.31)

	Earnings (Loss)		Earnings (Loss) per Common Share, Diluted
	Three months ended June 30,		Three months ended June 30,

	2004	2003	2004	2003

Pacific Gas and Electric Company and Holding Company
Pacific Gas and Electric Company	$307	$130	$0.72	$0.32
Holding Company	(9)	(3)	(0.02)	(0.01)

Earnings from Operations	298	127	0.70	0.31
Headroom	-	321	-	0.78
Items Impacting Comparability (c)	74	(118)	0.18	(0.29)
NEGT (a)	-	(103)	-	(0.25)

PG&E Corporation Reported Earnings

	$372	$227	$0.88	$0.55

	Earnings (Loss)		Earnings (Loss) per Common Share, Diluted
	Six months ended June 30,		Six months ended June 30,

	2004	2003	2004	2003

Pacific Gas and Electric Company and Holding Company
Pacific Gas and Electric Company	$488	$302	$1.15	$0.74
Holding Company	(14)	-	(0.03)	-

Earnings from Operations	474	302	1.12	0.74
Headroom	-	140	-	0.34
Items Impacting Comparability (c)	2,931	(205)	6.91	(0.50)
NEGT (a)	-	(364)	-	(0.89)

PG&E Corporation Reported Earnings	$3,405	$(127)	$8.03	$(0.31)

(a)

On July 8, 2003, PG&E National Energy Group, Inc., or PG&E NEG, and certain of its subsidiaries filed voluntary petitions for relief under the provisions of Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the District of Maryland, Greenbelt Division.  On October 3, 2003, the bankruptcy court authorized PG&E NEG to change its company name to National Energy and Gas Transmission, Inc., or NEGT.

In anticipation of NEGT's Chapter 11 filing, PG&E Corporation's representatives, who previously served on the NEGT Board of Directors, resigned on July 7, 2003 and were replaced with Board members who are not affiliated with PG&E Corporation.  As a result, PG&E Corporation no longer retains significant influence over the ongoing operations of NEGT.  Effective July 8, 2003, PG&E Corporation no longer consolidates the earnings and losses of NEGT and has reflected its ownership interest in NEGT utilizing the cost method of accounting, under which PG&E Corporation's investment in NEGT is reflected as a single amount on the Consolidated Balance Sheets of PG&E Corporation at June 30, 2004 and December 31, 2003.  In addition, the operations of NEGT prior to July 8, 2003, are reflected as discontinued operations in the Consolidated Financial Statements.  On May 3, 2004, the bankruptcy court approved NEGT's plan of reorganization, which eliminates PG&E Corporation’s equity interest.

(b)	Reflects PG&E Corporation’s adoption of the “Two-Class” method of calculating earnings per share for all periods presented.

(c)

Items impacting comparability for the quarter ending June 30, 2004 include the Utility’s recognition of a gain of approximately $120 million ($0.28 per share), after-tax, related to the prior year impact and regulatory asset recognition resulting from the California Public Utilities Commission, or CPUC, decision in the Utility’s 2003 General Rate Case, or GRC decision, on May 27, 2004.  Offsetting the effect of the GRC decision during the quarter were the net effect of incremental interest costs of $20 million ($0.04 per share) from the increased amount and cost of debt resulting from the California energy crisis and the Utility's Chapter 11 filing; increased costs of $6 million ($0.02 per share) related to the NEGT's Chapter 11 filing and generally consisting of external legal consulting fees, financial advisory fees and other related costs and payments; and $20 million ($0.04 per share) related to the change in the estimated market value of non-cumulative dividend participation rights included within the Holding Company’s $280 million principal amount of 9.5% Convertible Subordinated Notes.

Items impacting comparability for the quarter ended June 30, 2003 include the net effect of incremental interest costs of $73 million ($0.19 per share) from the increased amount and cost of debt resulting from the California energy crisis and the Utility's Chapter 11 filing; increased costs of $31 million ($0.07 per share) related to the Utility's and NEGT's Chapter 11 filings and generally consisting of external legal consulting and financial advisory fees, and $14 million ($0.03 per share) associated with prior year impacts of a revised decision related to the Utility's 1999 General Rate Case.

Items impacting comparability for the year-to-date period ending June 30, 2004 include the Utility’s recognition of a gain of approximately $120 million ($0.28 per share), after-tax, related to the prior year impact and regulatory asset recognition resulting from the GRC decision and a gain of approximately $2,950 million ($6.95 per share) related to the establishment of regulatory assets contemplated in the December 19, 2003 settlement agreement, or Settlement Agreement, entered into between the Utility, PG&E Corporation and the CPUC to resolve the Utility's Chapter 11 proceeding, as executed by the CPUC and confirmed by the U.S. Bankruptcy Court for the Northern District of California.  In addition, the Utility recognized $17 million ($0.04 per share) in charges related to obligations to invest in clean energy technology and donate land, included in the Settlement Agreement.

The effect of recognizing the impacts of the Settlement Agreement and GRC was partially offset by the net effect of incremental interest costs of $73 million ($0.17 per share) from the increased amount and cost of debt resulting from the California energy crisis and the Utility's Chapter 11 filing; increased costs of $10 million ($0.02 per share) related to the Utility's and NEGT's Chapter 11 filings and generally consisting of external legal consulting fees, financial advisory fees and other related costs and payments; and $39 million ($0.09 per share) related to the change in the estimated market value of non-cumulative dividend participation rights included within the Holding Company’s $280 million principal amount of 9.5% Convertible Subordinated Notes.

Items impacting comparability for the year-to-date period ended June 30, 2003 include the net effect of incremental interest costs of $146 million ($0.34 per share) from the increased amount and cost of debt resulting from the California energy crisis and the Utility's Chapter 11 proceeding; increased costs of $52 million ($0.14 per share) related to the Utility's and NEGT's Chapter 11 filings and generally consisting of external legal consulting and financial advisory fees, and $7 million ($0.02 per share) of other costs associated with current year regulatory rulings.

To enable accurate comparison to current period, certain previously disclosed items impacting comparability have been reclassed to the related operating entity in the prior period.

Reconciliation of Guidance for Earnings from Operations for 2004

Year Ended December 31, 2004 (1)

Earnings from Operations EPS Guidance (2)	$2.00	$2.10
Estimated Items Impacting Comparability
Incremental interest expense	(0.20)	(0.14)
Utility Chapter 11 Settlement Agreement assets and obligations (3)	6.88	6.91
2003 GRC settlement (4)	0.28	0.28
Mark-to-market dividend participation rights (5)	(0.10)	(0.09)
Utility and NEGT Chapter 11 related expenses	(0.05)	(0.03)
Gain on disposition of NEGT (6)	0.88	1.73

Reported EPS Guidance	$9.69	$10.76

(1)	Estimates include a range of shares outstanding.

(2)	Excludes the results of NEGT.

(3)

Impact of recognizing $2.2 billion after-tax regulatory asset and a $700 million after-tax regulatory asset for the Utility’s retained generation as provided for in the Utility’s Plan of Reorganization.  These regulatory assets are offset by $17 million related to obligations to invest in clean energy technology and donate land, included in the Settlement Agreement.

(4)

Impact of recording, as a result of the approval of the 2003 GRC, additional 2003 natural gas revenues and various regulatory assets and liabilities associated with the recovery of retained generation assets, unfunded taxes, depreciation and decommissioning.

(5)

Reflects the change in estimated market value of dividend participation rights, which entitle the holders of PG&E Corporation’s 9.50% Convertible Subordinated Notes to participate in any dividends declared and paid on PG&E Corporation’s common shares based upon their equity conversion ratio.

(6)

Impact of recognizing the reversal of PG&E Corporation’s investment in NEGT and related amounts in deferred income taxes and accumulated other comprehensive income as a result of the implementation of NEGT’s plan of reorganization eliminating PG&E Corporation’s equity interest.

Reconciliation of Guidance for Earnings from Operations for 2005

Year Ended December 31, 2005 (1)

Earnings from Operations EPS Guidance (2)	$2.10	$2.20
Estimated Items Impacting Comparability
Incremental interest expense	(0.05)	(0.04)
NEGT Chapter 11 related expenses	(0.05)	(0.03)
Premium to retire Holding Company Senior Secured Notes	(0.07)	(0.06)

Reported EPS Guidance	$1.93	$2.07

(1)	Estimates include a range of shares outstanding.

(2)	Excludes the results of NEGT.

	3 months ended		Year to date
Electric Sales (in millions kWh)	6/30/2004	6/30/2003	6/30/2004	6/30/2003

Residential	6,544	6,422	13,966	13,616
Commercial	7,849	7,578	15,326	14,817
Industrial	3,809	3,401	7,164	6,944
Agricultural	1,182	982	1,679	1,457
Public street and highway lighting	125	156	240	297
Other electric utilities	2	10	6	61
Sales from Energy Deliveries	19,511	18,549	38,381	37,192

Total Electric Customers (1)			4,899,119	4,866,729

Bundled Gas Sales (millions MCF)

Residential	35	43	120	122
Commercial	16	19	43	45
Industrial	-	-	-	-
Total Bundled Gas Sales	51	62	163	167

Total Transportation Only	131	111	275	233

Total Gas Sales	182	173	438	400

Total Gas Customers (1)			4,067,498	4,026,467

Sources of Electric Energy (in millions kWh)
Utility Generation
Nuclear	2,786	4,363	7,108	7,629
Hydro (net)	2,462	3,023	5,557	5,956
Fossil	215	37	439	196
Total Utility Generation	5,463	7,423	13,104	13,781

Purchased Power
Qualifying Facilities	4,633	4,471	9,306	9,014
Irrigation Districts	1,230	1,556	2,286	2,594
Other purchased power	203	1,275	375	2,548
Spot Market Purchases/Sales, net	3,028	(591)	4,221	408
Total Purchased Power	9,094	6,711	16,188	14,564

Delivery from DWR	4,503	4,890	9,064	11,488

Delivery to Direct Access Customers	2,291	2,085	4,391	4,403

Other (includes energy loss)	(1,840)	(2,560)	(4,366)	(7,044)

Total Electric Energy Delivered	19,511	18,549	38,381	37,192

Diablo Canyon Performance
Overall capacity factors (including refuelings)	59%	92%	75%	81%
Refueling outage period	4/1-6/7	-	3/22-6/7	2/3-3/26
Refueling outage duration (days)	68.5	-	77.5	51.2

Total electric and gas customers for 2004 are represented by the number of active accounts while the 2003 figures represent a 12-month average of billing accounts.